Exhibit 10.8

NET WORTH MAINTENANCE AGREEMENT

This Net Worth Maintenance Agreement (this “Agreement”) is made effective as of the 1st day of October, 2013 (the “Effective Date”), by and between Athene Holding Ltd., an exempt corporation formed under the laws of the country of Bermuda (“Athene Holding”), for the benefit of Aviva Life and Annuity Company, an Iowa domiciled life insurance company (“ALAC”).

WHEREAS, Athene Holding controls ALAC, as the term “control” is defined in Section 521A.1 of the Iowa Insurance Code; and

WHEREAS, Athene Holding has agreed that, at all times ALAC is under Athene Holding’s control, as that term is so defined in Section 521A.1 of the Iowa Insurance Code, ALAC’s “total adjusted capital” will be maintained at the amount necessary for ALAC to maintain its “total adjusted capital” at a minimum of 200% of “company-action-level risk-based capital” (as those terms are defined in the insurance laws of the State of Iowa as of the Effective Date); and

WHEREAS, Athene Holding and ALAC desire to enter into this Agreement to provide support to ALAC in order to allow it to meet its obligations.

NOW THEREFORE, in consideration of the agreements and covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.Capital and Surplus. Athene Holding agrees that it shall cause, at all times during the term of this Agreement, ALAC to have and maintain its “total adjusted capital” at a minimum of 200% of “company-action-level risk-based capital”, as those terms are defined in the insurance laws of the State of Iowa as of the Effective Date.

2.Dividend Payments Cannot Drop Company-Action-Level Risk-Based Capital Below 200%. Unless approved by the Iowa Insurance Division (the “Division”), ALAC will not pay any dividends if such dividend payment would cause its total adjusted capital to fall below 200% of its company-action-level risk-based capital. The portion (which may be all) of any dividend payment that would be prohibited by the preceding sentence is referred to herein as an “excess payment.” If an excess payment is made, Athene Holding agrees, upon written prior notice to Athene Holding by ALAC of such excess payment, to hold the excess payment in trust until the excess payment is returned to ALAC. Said excess payment shall be returned to ALAC promptly upon written notification and, in any event, within thirty (30) days of written notice to Athene Holding that ALAC’s total adjusted capital is less than 200% of its company-action-level risk-based capital. Athene Holding understands and agrees that certain dividends are subject to the prior written approval of the Division, pursuant to Section 521A.5 of the Iowa Insurance Code.

3.Performance on Demand. Athene Holding agrees to perform its obligations under this Agreement and to pay to the Division upon written demand all costs and expenses (including court costs and attorneys fees) incurred or expended by the Division in connection with the enforcement of this Agreement.

4.Binding Effect. If either party hereto fails to fulfill its obligations to the Division under this Agreement, each party stipulates to the authority of the Division to enforce the provisions of this Agreement in a Polk County, Iowa district court.

5.No Guarantee of Indebtedness. This Agreement is not, and shall not be construed as or deemed to constitute, an evidence of indebtedness or a direct or indirect guaranty by Athene Holding to any person of the payment of any indebtedness, or of any liability or obligation of any kind or character whatsoever, of ALAC.

6.Re-evaluation of ALAC. Athene Holding acknowledges and agrees that upon any default by Athene Holding under this Agreement, the Division may re-evaluate the financial condition, capitalization, reserve adequacy and prospects of ALAC as if ALAC were not affiliated with Athene Holding in any manner.

7.Term. This Agreement shall take effect as of the Effective Date and remain in effect until terminated by ALAC and Athene Holding in writing with the prior written consent or approval of the Division.

8.Notices. All notices, requests, consents, approvals and statements given in connection with this Agreement shall be in writing and, if properly addressed to the recipient, shall be deemed received (a) when delivered personally to the recipient; (b) when sent by electronic mail or electronic facsimile transmission if sent during business hours on a business day in the place of receipt and otherwise at the opening of business on the next business day in the place of receipt; or (c) two (2) business days after they are put in possession of the courier if sent by reputable express courier service. Notices shall be deemed to be properly addressed to a party if addressed to its address, facsimile number or electronic mail address, as applicable, set forth below.

If to ALAC:

Aviva Life and Annuity Company 7700 Mills Civic Parkway
West Des Moines, IA 50266-3862 Attention: General Counsel Facsimile:    (877) 522-2003
Email:    rich.cohan@avivausa.com If to Athene Holding:
Athene Holding Ltd Chesney House
96 Pitts Bay Road Pembroke HM 08, Bermuda
Attention: Chief Legal Officer Facsimile: (441) 279-8401
E-mail:    tshanafelt@athene.bm

Any party hereto may change its address, facsimile number or electronic mail address, as applicable, for the purpose of this paragraph by informing the other party of the new address, facsimile number or electronic mail address.

9.Waivers and Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by Athene Holding therefrom shall be effective unless the same shall be in writing and signed by the Division and Athene Holding. No failure on the part of the Division to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.No Third Party Beneficiaries. This Agreement is entered into for the benefit of the Division on behalf of holders of policies issued by ALAC and may be enforced only by the Division and its successors.

11.Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party and the Division. This Agreement shall be binding upon Athene Holding, its successors and assigns, and shall inure to the benefit of and be enforceable by the Division and its successors and assigns.

12.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Iowa, without regard to its conflicts of law doctrine.

13.Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

14.Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

15.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision close in intent and economic effect to the severed provision.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date.

AVIVA LIFE AND ANNUITY COMPANY

By: /s/ Brenda J. Cushing
Name: Brenda J. Cushing
Title: EVP and CFO

ATHENE HOLDING LTD.

By: /s/ Grant Kvalheim
Name: Grant Kvalheim
Title: President